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Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

CORPORATE PARTICIPANTS

David Dauch – Chairman and CEO

Christopher May – EVP and CFO

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

PRESENTATION

John Murphy

Thanks, everybody, for getting settled in. We actually appreciate everybody sitting down ready to go here. Next up, we have American Axle. We're very happy to have David Dauch, chairman and CEO, and Chris May, CFO. Thanks, guys, for joining us today.

For those of you that are not that familiar with American Axle, it's one of the leading global suppliers of drivetrain and powertrain technology to the auto industry. It's heavily exposed here in North America. They're working on that, and that's been a project that's been underway for quite some time and making progress. Currently in the middle of the acquisition of Dowlais. And I'm pretty sure I pronounced that correctly.

David Dauch

You did.

John Murphy

For the moment. That will, you know, help diversify them geographically and from a customer and product standpoint as we work through this. So, there's a lot still to come here. And there's a lot that's going on as a company right now, so we really appreciate you guys taking the time, 'cause I know you're very busy not just because of that transaction but also because of everything that's going on in the industry--

David Dauch

Yeah. Some things going on.

John Murphy

So thanks so much for the time. And hopefully, you know, you guys will learn some stuff from the questions we ask. Hopefully we can help you out a little bit here too. So thank you very much for the time. Maybe to kick off, David, if you want to make some opening, you know, comments before we get into questions, that might be a good way to start--

David Dauch

Yeah, sure. First of all, good afternoon to everyone, and thanks for being here with us today. Chris and I are honored to be with you. It's been a while since we've had a chance to address everyone in regards to what's taking place in our business, so it's a pleasure, like I said, to be with you.

But, you know, we finished 2024 very strong from a financial performance standpoint, so we're very pleased with how the year wrapped up last year. On an independent, standalone basis, we guided the street, and we expect another solid year this year.

This was prior to any of the traffic discussion that's going on. And I'm glad you got all those questions out this morning so we don't have to talk about them this afternoon. But happy to talk about them, in all seriousness. But then in January, January 29th specifically, we announced the strategic combination with the Dowlais organization or what was previously known as the old GKN Automotive and GKN Powder Metal business.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

We finished last year at about $6.1 billion in sales. They're approximately a $6-billion business as well. The only driveline product that we don't manufacture is side shafts, as they call it. We call it half shafts here in the U.S. At the same time, they have a metal-forming business much like we do, but theirs is powder metal. Ours is steel forgings, powder metal, and ferrous and non-ferrous castings. So both their businesses are very complimentary to our business.

This business will allow us to get size and scale. We want size and scale, especially during uncertain markets and the things that we're going through and experiencing right now as an industry and as an organization, 'cause we can better weather the storm.

We get a lot of diversification here. Customer-wise, GM will go from approximately 40% of our business to about 25% of the business. But we'll also strengthen the relationships with the Toyotas, the Volkswagens, the other European and Asian manufacturers. And there's cross-selling opportunities that go with that.

We get the diversification in regards to we're heavily concentrated, as John just said, in North America, around 73%. This will take us down to around 55-57%. We'll increase our penetration in Europe, which is not a bad thing. Some people think that it is, but in our case, we don't think it is.

Dowlais' been doing a lot of restructuring in Europe, you know, the last couple years. And we're going to time this thing perfectly where we'll realize a lot of the benefits of their restructuring and see the cash generation that it'll positively contribute to the combined business on a go-forward basis.

They also have a very strong joint venture in China that we'll be able to benefit from. We have a good presence in China. But their strategy, much like our strategy, is China for China. The other thing for us, in both our organizations, we want to try to buy and build local to mitigate or minimize any tariff exposure.

We had a very minimal impact back in 2017-2018 when Trump was first in office. We're obviously, you know, dealing with the issues that are out there today. On the tariff side of things, what I will say is that, you know, we buy all of our steel and our aluminum locally here in the U.S., so we haven't had any impact with respect to the current tariffs that are in place.

You saw on April the 3rd, he gave the auto industries more time from a parts supply standpoint until the May 3rd period of time. Clearly the vehicles have been taxed. Eighty percent of what we do in Mexico gets consumed in Mexico, into vehicles there, so the OEMs would have that responsibility. Twenty percent of that comes across the border that we have some exposure to.

All of our parts are USMCA compliant, or the majority of our parts are USMCA compliant. Those that aren't, that we're working to identify, "What would it take to be USMCA compliant?" And then on April the 3rd, he also indicated that he may want to look at just, you know, giving credit for U.S. content only, which then means we just need to, you know, back that out, and we would be subject to tariffs with respect to the non-U.S. content that's in the vehicles.

So we're doing all those analysis right now. I think when it's all said and done, level heads will prevail. I think Trump has used this as a solid negotiating tool for him to bring a lot of countries to the table to address the imbalance that existed in trade.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

At the same time, he wants to reopen the USMCA agreement to get more U.S. content. And what he's really looking to do is promote more American manufacturing and more American jobs. And as long as everyone understands that big picture and understands that this can't continue on for an extended period of time.

The supply base is very fragile and has had to be propped up in previous years. It only takes one supplier to screw up the whole chain. And, I mean, we're already starting to see some of those bumps that take place. And we'll see what happens on a go-forward basis.

But we've weathered the storm for 30 years as a company. We've addressed a lot of challenging issues. This is just another issue as far as that we need to tackle and that we need to deal with. But more importantly to us is we're really focused heavily on the integration, the acquisition of Dowlais.

And all of our banking agreements and credit facilities are in place as far as the financing for the deal. We've turned in all the antitrust documents for the deal with the exception of one country, which we'll have done by the end of the month here.

We expect the deal to close in the fourth quarter, no later than year end. So that's positive for us. We've already cleared U.S. antitrust assessment, so that's a real positive as well. There's tremendous synergies to be realized, over $300 million.

We went through a very arduous and rigorous process to identify that $300 million, much different than what we've ever done in a number of acquisitions that we've done in our 30-year history as a company. It was a tough process to go through where we not only had to identify the suggestion but explain why we were recommending the suggestion, where we've done it in the past, put justification, substantiation behind it.

And based on that, the auditor gave us a score and discounted that score based on the ability either to implement it or the confidence level that they saw associated with it. Because of the U.K. law, we were not able to visit the factory. So many of our operating synergies were discounted heavily, you know, to the tune of 70% discount.

So we think there's someupside potential to that $300 million that we identified publicly. But we feel very confident we can deliver that. Every equation that we've done in our history of our company, we've been able to meet or beat the synergies that we've committed to as an organization.

So to us, you know, we really see the future as being extremely bright. You're bringing two strong companies together. It's not like Dowlais a stressed company or distressed company. They're a very well-run company. Together I think we can run even better. At the same time, there's tremendous value creation opportunity that goes with it. And I think it will open up a different playbook for us from an American Axle standpoint. So with that, I'll turn it back to you, John.

John Murphy

So I will say as far as efficiency, understand that American Axle's incredibly efficient. I think David just packed in the first eight and a half minutes--

David Dauch

Yeah.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

John Murphy

--the most content we've seen—

So we appreciate that opening. That's actually incredibly helpful. Thank you.

David Dauch

Yeah. Thanks.

John Murphy

Really helpful. Okay, so I got a few questions left though, still.

David Dauch

Sure.

John Murphy

So on tariffs, you know, obviously there's a lot of direct and indirect, you know, stuff we can talk about. But the indirect one that I think a lot of people are concerned about is the potential for industry volumes to be, you know, down or potentially even hammered, right, as a result of this, more from the automaker side as opposed to what you guys may or may not be directly exposed to.

You could just remind us sort of your playbook of, "Let's see, industry's down 10%, 20%," as much as 30% I think is more the draconian views of this stuff. You know, how you guys have reacted to that in the past. How you'll react to it, you know, now. What may have changed, lessons learned. But really sort of that indirect, which could be a big one, macro impact.

David Dauch

Yeah. Do you want to take the first stab?

Christopher May

Yeah, sure. What I'll tell you, John, is, you know, this question is a question, quite frankly, in the auto space (it's a cyclical industry) we deal with each and every year as we face the challenges of the industry. And we have a standard playbook that we follow. We published back in 2020 as part of our investor relations materials excerpts or a summary of this playbook.

But principally speaking, as we think about the cycles of the industry, this could potentially be another cycle, if you will. You know, we work through our cost structure. We have a highly variable cost structure. Sixty percent of our costs today are purchased components. Obviously highly variable.

Our labor in general across the globe is highly variable. So you start to work through these elements of your cost structure very quickly. And of course speed and reaction time is important as we manage our cost structure through this process.

And then we take a look in terms of our view of depth of the issue and duration, because that will really start to then drive our views on our next steps of our playbook in terms of rationalizing I would call semi-fixed costs, right? Salary, labor, other sorts of fixed costs that are inside our factory, too, if we thought it was deeper and more prolonged, where we can rationalize capacity. So that playbook has been tested, and tried, and used many times through our history. And we would continue to adapt that playbook to whatever we would face in terms of these challenges coming forth.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

David Dauch

I think one of the critical things is, I mean, the prognosticators are forecasting, you know, that the global markets could be impacted two, two and a half million units. Here in North America, roughly a million, a million and a half units. As Chris said, we have a playbook in place to deal with that.

The other thing you have to look at is, "What segments are those units coming out of?" Typically, your trucks, your SUVs, your crossovers stay relatively strong in those periods of time. It's more the passenger car, a little bit of the crossover that gets impacted. But, again, we've got a proven playbook. We've executed that playbook multiple times. And we've always persevered and got a way through it.

John Murphy

Got it.

David Dauch

Yeah.

John Murphy

So one of the questions is, like, your major customer, GM, has truck capacity in Fort Wayne that might be expanded its allotment, which might be, you know, shrunk, if you will, as far as lines. I don't know what you're hearing yet, 'cause it doesn't sound like anybody's made any decisions.

But, I mean, GM had a big jobs fair in Fort Wayne already, so it sounds like they might be on the track to hire folks there to try to expand in a soft way the capacity there. If, you know, somehow they expand that capacity in Fort Wayne without big bricks and mortar yet, right (this is, you know, adding a third shift and more vehicles), what flexibility do you have to service that out of your existing facilities for Fort Wayne and/or, you know, would you have to ship from (UNINTEL) I think you're--

David Dauch

Yeah, I mean —

I mean, GM has already announced that they're going to increase the line rate at Fort Wayne.

John Murphy

Yep.

David Dauch

And they're going to bring incremental workers in on a temporary basis until such time as they can see that it's a permanent-type move that needs to take place. We're already supplying Fort Wayne out of our Mexico facility today.

John

Okay.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

David Dauch

So we can continue to ship more product to them if need be. If GM ever desires to want to put more capacity in the U.S., then obviously our whole strategy all along has been to buy and to build local and be in close proximities to our customers. Before, that region was the North American region. If it has to be shrunk down just to a U.S. region, then we'll have to evaluate what we need to do, but we'll do that in concert with General Motors or any customer, for that matter.

And our general understanding right now is that the automakers, particularly if they're the importer of record or are paying the tariff directly, particularly in this case, when you've made a commitment to them in Mexico, you know, or would be helping them out with doing incremental axes-- when you ship from Mexico to Fort Wayne, they're paying that. That would be on their dime at the moment, right? That's our understanding. Importer of record is them. As far as product going into vehicles assembled in Mexico, the OEMs are paying for. Product coming across the border going into vehicles —

--we would be exposed to. And then you have to look at what's USMCA compliant or U.S. compliant to determine what that level of tariff would be.

Christopher May

Yeah. That would be product—

John Murphy

Okay.

Christopher May

--we're shipping, especially in between our plants. But most of our customers will pick up at our docks and take delivery.

John Murphy

Got it. So, I mean, those incremental axles that'll be going to Fort Wayne from Mexico, your dock's in Mexico, or you'd be shipped and you're on the hook for the tariff first blush, and then there's a discussion?

Christopher May

Generally our customers take delivery at our docks. So they handle all freight logistics.

John Murphy

Got it. Okay. And, David, you touch on this on the mix side. But, I mean, given what we've seen with resiliency particularly of GM trucks, you know, through sort of, you know, the stresses that we've seen, you know, over the last ten years in the industry, they've held in very well.

Based on what you would understand right now, outside of GM making a decision, and I highly doubt this new chief is going to make a decision to take the trucks down even in the face of tariffs. Your view on mix for you specifically is a high level of resiliency relative to what would be happening in the American environment?

One-two to one-three on GM trucks, $1.2 million, $1.3 million is, you know, not certain but very, very highly likely

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

David Dauch

High confidence that they'll deliver that, for sure.

John Murphy

Got I. Okay. As you look at this, labor's been, you know, tight everywhere, right? And that's kind of one of the ironies of what's, you know, going on right now, this idea of trying to bring manufacturing jobs back to the U.S. It's hard to find people to do stuff, right?

I mean, there's a massive shortage of auto technicians, you know, in service-based dealerships. If you were to bring back and GM were to bring back capacity to the U.S. from Mexico, right, in this example, I mean, is there a lot of labor around and available?

Or is it going to be very tight and end up being, you know, reasonably, you know, expensive to do that, even if you can find the people? I mean, that's, you know, one of the real challenges here. It's not like we have an unemployment rate that's very high and a lot of folks in manufacturing communities that are looking for jobs, 'cause a lot of people are employed. So—

David Dauch

Yeah. I mean, the labor market's better today than it was just a few years ago. But it's still very tight, to your point, okay? At the same time, there's 500,000 open jobs in the U.S. today, and now we're talking about bringing additional work here.

How do you fill those jobs? That's the big question. But at the same time I think we the manufacturer have to look at, "What can we do to minimize the amount of labor by designing the operations more efficiently, at the same time leveraging automation, robotics where we possibly can. But it is a tight labor market, and it will be a challenge on a go-forward basis, especially if everyone's trying to do the same thing at the same time.

John Murphy

So as far as your operations, yeah, how much opportunity is there to automate? I mean, you know, could you take 10%, 20% of labor out of the-- I mean, what's the roundhouse estimate on that—

David Dauch

Yeah, I mean, anywhere between 10% and 30%. I mean, just a matter of how much money you want to spend. And is there a payback for that investment? Or what is the customer willing to pay if you need to make those investments to be able to support that production in let's say the U.S.

John Murphy

So historically we've looked at the business, and it's been sort of a solid mid teens, like, you know, 15%-plus, you know, EBITDA margin. Before we get into Dowlais for a minute, 'cause we're going to get into that, you know, is there, with the current macro and maybe even some of these pressure from tariffs, any reason, once again, pre-Dowlais (and we'll get into that in a second), that the business couldn't get back into that range over time?

David Dauch

Yeah, Chris, why don't you explain—

Christopher May

Yeah.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

David Dauch

--the margin walk? Where we were, where we are today, where we're headed?

John Murphy

Yeah.

Christopher May

Yeah, so, John, you're referring to sort of some of our mid-teen performance of a few years back. You know, if you think about what at the macro level has transitioned through that time frame, first and foremost, volumes are lower than they were when we were running in those mid teens.

And we have high operating leverage, right? We have fantastic variable profit margins, and that benefits us in times when volume goes up. When it comes down a little bit, you know, obviously that impacts our headline margin number. At the same time, I would call commodity metal market passthroughs and inflation passthroughs that are being passed up to our customers at cost, which are great agreements that we have because they protect the company.

But optically, they impact your margin performance. And that's a hundred to 200 basis points of margin that we're passing through in terms of elevated metal commodity costs versus call it five years ago. And the other piece I would tell you, and we talked a lot about this in 2023, we had some challenges inside our metal form operation.

And you saw, and you can see it in our segment data, their margin performance sort of has stepped down through that period of time. We have since reversed that trend and starting now to see a trend of upward performance in our metal forming operation.

And we think collectively for the company, you know, we have another hundred to 200 basis points of opportunity set inside of that to start to work to claw back in terms of that mid-teen performance level. Obviously a little macro plays a little bit to that performance level. But we also have some self-help which we're driving towards, and you're seeing that trend in our operations now.

David Dauch

--the only other issue would be, and we encountered all the inflation everyone else did, and—

Christopher May

Yeah.

David Dauch

--productivity wouldn't offset all that inflation, and we weren't able to pass on all those costs to the customer. So, yeah. So we took responsibility for some of that.

John Murphy

Yeah. So standard volume operating leverage, metal markets passthrough, metal forming, like—

David Dauch

Metal form performance.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

John Murphy

--basically MPGs—

David Dauch

And then the inflation—

John Murphy

And then inflation.

David Dauch

Correct.

John Murphy

So those are all—

Yeah, yeah. You know, I mean, it's getting better, and cash flow is pretty good, pretty strong, right? So you haven't seen the same kind of impact. So that metal markets passthrough you're not seeing in free cash flow, right, since free cash flow is still pretty--

David Dauch

Correct.

John Murphy

--pretty strong?

David Dauch

That’s correct.

It's doing exactly what it's designed to do--

John Murphy

I'm sorry. You were?

Christopher May

I just wanted to flag that some credit investors look at, I mean, if the revenue goes up because of the passthrough for steel, although your margins could contract a bit, your EBITDA is going to be kind of flat because you're off of a higher, you know, revenue.

David Dauch

Correct.

Christopher May

So it's not like our margins are compressing because we're doing worse. It's just a little bit of a different macro mix on the revenue versus the margins—

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

David Dauch

Yeah, so you can see that in our absolute performance, whether it's cash flow or even EBITDA dollars.

John Murphy

There's the old adage it's tough to pay your bills with a percentage, but, you know, with free cash flow, you could pay your bills, right?

John Murphy

You got to be careful--

David Dauch

Absolutely.

John Murphy

Okay, getting to sort of insourcing versus outsourcing, right? GM insourced some of the axle business, but there is some potential for outsourcing coming from other automakers. And then there's this whole question of, "What is going on with Chinese OEMs?"

And I'll call it GKN, but Dowlais, on the half shaft side has a potential real opportunity to help drive, you know, further penetration with Chinese manufacturers. So can you maybe just talk about generally your products, how much opportunity there is on future outsourcing not just from the incumbents that we know and then the Chinese, you know, manufacturers and what risk there is of insourcing? 'Cause it seems like insourcing risk is fairly low at this point and probably done, at least in my opinion, right? I'd love to hear yours.

John Murphy

And then on the outsourcing side, there is potentially a lot of opportunity, you know, still in front of you.

David Dauch

Yeah, I'd say that traditional ICE and hybrid business, most of the make/buy studies and the insourcing has been done by the OEMs, especially the Detroit Three. So as J alluded, you know, GM insourced a little bit of the beam axle work. We have the balance of that beam axle work.

And Ford Motor Company, they still probably make 60-plus percent of their business. Between us, and Dana, and others, we supply the balance of the business. Stellantis buys from us, buys from Dana. They also use to have their in-house operation. That business was sold to ZF. So ZF has that business today.

So that's the Detroit Three. And then you've got a similar thing. You know, Toyota has always used Hino to be their axle supplier, though Toyota just brought that work in house because of the some of the other issues that were going on with Hino.

And then it's been a mixed bag with Nissan in regards to they make some internally and they buy some in the outside. So I think on the traditional business, that's pretty well been established. But I do think over time that could be an opportunity for us.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

It's just a matter, you know, OEMs got to decide where they want to place their capital going forward and do they want to make investments on undercarriage components that there's suppliers that are very capable, whether it's American Axle or our competitors that can do those types of things.

On the electrification side, it's going to be a mixed bag again. Some are going to want to have a capability in house. GM's already demonstrated a desire to make some of that in house, but they're also putting' some in the outside. Ford's already desired to put some on the inside, but they'll look to the outside.

These are all electric drive units, not beam axles. And not one beam axle's been insourced by the OEMs on the electrification front because the market really isn't ready for that at this point in time. So what we're doing is making sure we're properly positioned that we have electric drive unit offerings.

The Dowlais acquisition will even strengthen and broaden that portfolio capability for us. At the same time, a lot of R&D activity by AAM has been done on the beam axle side to properly position ourselves should the market turn in that direction on a go-forward basis.

And, again, we just want to be agnostic to the market, have products for ICE, hybrid, and EV. And we're already in the EV business. We've been making electric axles sine 2017 for Jaguar, Land Rover, in regards to the I-Pace, a lot of work for Mercedes and their AMG brand through six different or seven different derivatives there.

We're doing a lot of electrification work in China with a host of Western as well as domestic OEMs in China. It's really the U.S. market that was lagging. All of a sudden the Biden administration, they tried to enhance that. It was a false enhancement. I've said that all along.

Prognosticators thinking 50% penetration of EV by 2030 was crazy. My feeling, 25-30% is where I think it ultimately settles in at. And EVs are going to continue on. There's no doubt about it. Hybrids, you can see the tremendous growth in hybrids.

But ICE business is going to be here a lot longer. And when I say "a lot longer," for decades. But at the same time, hybrids and EVs will grow their market penetration on a go-forward basis. And we're prepared to satisfy any of those propulsion systems.

John Murphy

You just mentioned some penetration with Daimler on the AMG line. You know, what is the opportunity with the Germans, right? If they're trusting you on AMG, you know, I--

David Dauch

Well--

John Murphy

--I gotta imagine, you know--

David Dauch

Yeah. I mean--

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

David Dauch

--capability side, right? So we've done a tremendous job building that relationship and respect with them. Whether it makes it to serial production on the other side of the house, that's TBD. But we've demonstrated that capability, and we've delivered what the customers have asked us.

John Murphy

Okay. Well, I promise we're going to get to Dowlais. But on backlog, given everything that's going on right now or maybe before sort of the last couple weeks before, you know, we've gotten to kerfuffle—you don't have to put it politely—the backlog and bidding on programs, I mean, how has that been progressing? Not necessarily maybe exact numbers. I mean, if you gave us exact numbers. But, you know, as far as the activity, I mean, has there been slowdown, pickup?

David Dauch

Yeah--

John Murphy

--as normal, you know, I mean--

David Dauch

A year ago at this time we were quoting $1.5 billion of new incremental business. 75-80% of that was all electrification based. 25, 30% was the balance in regards to ICE or hybrid. Sitting here today, it's the opposite, where we're quoting 75% of the business we're quoting today is ICE and hybrid work; the balance is electrification work.

You know, all of our contracts on our existing business for the most part have either been secured already or are in the process of being extended. So that's a positive thing for us. Not many suppliers or companies can say they've got their next-generation business locked up for over a decade. We're proud to be able to say that.

But right now, we see tremendous opportunity, but it's more in our traditional space. And our normal hit rate's 25, 30%. We'll win our fair share of that on all technologies: ICE, hybrid, and electrification on a go-forward basis.

John Murphy

So we're--

David Dauch

Unless there's anything else you want to add.

Christopher May

No. I mean, you heard us talk a little bit last year about a lull, as the industry was sort of repositioning their views. But that lull has picked up to what David just said, which has been great for us.

John Murphy

So in the past couple days, we heard something that I thought was a bit counterintuitive, you know, in certainly the way that I think, which may not be saying much. But the idea that program extensions might not necessarily be, you know, a great sort of gravy train for suppliers, or might not be a positive, actually might be somewhat of a negative.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

And the rationale was that, you know, traditionally, you would set up tooling and other sort of fixed costs so that they would last for the extent, you know, the life of the program. So if you get your five, six, seven and it's being extended one, two, or three years on you, but all of a sudden you have another layer of investment on retooling or refurbishment, and other investment, you know, capital intensive investments to try to keep it going for those couple years that might not have the greatest returns. What would you say to sort of the, you know, program extension? I would've always thought that they would actually be good. You guys can retool anything, right? I mean--

David Dauch

Stick with your thought process because volume is good, especially on an extended basis, running us across depreciated equipment, right? At the same time, if you maintain your equipment the way you're supposed to, volume is your friend. Your thought process is exactly right--

John Murphy

Okay, right. All right, so--

David Dauch

Stick with plan A, John--

John Murphy

--I mean, I might crazy for other reasons. Okay. So let's get into Dowlais. You know, can we simply just run across deal rationale? I mean, I think you guys have talked about this. And then also, you know, as you look at this business, you said it's in great shape, but it does seem like it's not throwing off a ton of free cashflow at the moment. What are the opportunities to get-- you know, I mean, obviously, $300 million synergies might help you there. But just, you know, basic deal rationale, and then what you can do to get that free cashflow up to service debt.

David Dauch

Yeah. Let me describe who Dowlais is first, and then I'll talk about the strategic combination, is Dowlais's the industry leader on side-shafts or half-shafts, with over 40% market share in that space. They have tremendous joint technology, which is really the differentiator in a side-shaft or a prop-shaft.

So they're the industry leader in that side. They also are very strong on the all-wheel-drive side of the business. They were our number one competitor when we were competing on all-wheel-drive activities. On the electrification side, they've made some big investments over the years in electrification, although they've recently scaled a lotta that back because the market didn't develop the way they thought that it was going to take place.

So they're in the process of finalizing some restructuring on that at this point in time. That's the auto piece of their business. The other piece of their business is the powder metal piece of their business, where they're vertically integrated where they make their own raw powder, but they also make sintered product as well.

They're the largest automotive sintered powder metal manufacturer in the world. So they have a driveline business and a metal-forming business. We have a driveline and metal-forming business. To your comment about they're not generating as much free cashflow, part of it is because they're in the process of restructuring their European footprint, and they just finished restructuring their North American footprint, where they moved some work from the U.S. to Mexico.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

So we'll have to evaluate that in regards to the trade and tariff situation. But they also moved a lot of Western European cost structure business to the Eastern European locations, so think Hungary, and Turkey, and some other places along those lines.

So going forward, post this year, let's say 2025, a lot of that restructuring will be, and a lot of that cash generation will drop to the bottom line. And we'll be able to realize that on a go-forward basis. So we see our strength of our cash generation with their cash generation, plus the synergies in the value creation that we can put forward at the point that we've generated, you know, $550-600 million of free cash flow.

You know, you look at that as a percentage of sales. You look at that versus our market cap today. It's pretty compelling. So the whole acquisition is extremely compelling, you know, for me, for us. What we've been looking for is a transformational deal for quite some time.

We told you a long time ago we wanted to be a consolidator in this industry. We started with MPG on the metal form side back in 2017. This is a transformational deal that impacts both our driveline business and our metal form business, as I said.

It'll catapult us to be a top ten North American supplier, top 25 global supplier, but almost number one or number two in every market that we serve, right? And, you know, it's times like today, like I said, the uncertainty that exists in the marketplace is really the strong rationale by why their company and our company feel it's the right combination and the right time for our businesses to come together.

But there's not many companies that are a hand-in-glove fit. This is one of those. You know, we've looked at this three times back in 2018, when Melrose bought it. We looked at it again in '22, and Melrose just wanted a price we weren't willing to pay. And now we were able to put a proposal forward to their board of directors that they thought was better than their internal plan. They accepted that, and that's what we took public on January 29th, so.

John Murphy

Okay. So to be clear, you guys are doing two-- I mean, run rate, roundhouse numbers, $200-250 million in free cash flow of your own, right? That gets you, you know, your 2.8 turns, you know, levered, you know, at the moment, on a standalone basis. So as we think about sort of the new entity, or Dowlais, right, before we put you guys together, they're not generating a lot of free cash flow, but you think that that has got upside on an organic before synergies of being turned around in the next couple years as they're rejiggering their--

David Dauch

Yes, we do.

John Murphy

--footprint?

Christopher May

Yeah.

David Dauch

Yeah.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

John Murphy

And then you layer on the $300 million. So, I mean, it sounds like they're a company that could get to a couple hundred million dollars, free cash flow, like, I don't know exact numbers 'cause we haven't modeled that separately on their own. Plus, you have the $300 million in synergies. The $300 million of synergies are not, you know, double counting what they may do on their own. This is a pure deal synergy of you guys going together.

David Dauch

Correct.

John Murphy

So the reality is, as we're looking at this, and this is news to be, right, you know, to be fair, the $200-250 million is yours, $300 million of synergies we're gonna get into that in a second, plus potentially a couple hundred million dollars of their turnaround. So all of a sudden, you're saying $500-550 million in free cash flow. That's kind of synergies plus what you're doing. But then there's potentially the layer-on on what they have going on on their own turnaround plan.

David Dauch

That's correct.

John Murphy

Or rationalization plan. It's not a turnaround. It's--

David Dauch

And John, if you look at our investor relation materials, we have a page in there walking through almost how you just articulated because when you--

John Murphy

I'm glad I (UNINTEL)--

David Dauch

Well, it's relatively new. When you look at the free cash flow that they generate, often they report net of all restructuring. So when you back out that restructuring, you could see their adjusted free cash flow on a similar, I would say, comparison to what we generate, is very close to $200 million right now this year, meaning 2024.

All that restructuring, the big, heavy lifting of that, will be done by the end of 2025 on their side. So their pure cash flow performance, plus the uplift of their performance, should start to accrete to the combined entity going forward. Then you have our synergies. You have our base cash flow as well.

John Murphy

Okay. Now, don't get mad at me when I ask this question now. An MPG stubbed your toe a little bit on the synergies, right? I mean, you know, that was--

David Dauch

Synergy-wise--

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

We committed to 3% in synergies and delivered 5%. The issue that we had is that we inherited some launches that weren't planned properly in some of the synergies that we realized had offset the pain that we endured based on not knowing about it. And it wasn't shared with us in the diligence process.

Christopher May

But the SG&A synergies saw the company cost, the purchasing--

David Dauch

All that was (UNINTEL)--

Christopher May

--savings, we delivered that.

John Murphy

So that was offset by a lack of correct capital investment before you took over--

Christopher May

Correct.

David Dauch

Correct.

John Murphy

--MPG? Okay.

David Dauch

Correct.

John Murphy

So now we're looking at the $300 million of synergies coming out of the Dowlais combination. You've talked about upside. You said something about, you know, the auditors kind of discounting it by 75%, or certain--

David Dauch

In certain areas.

John Murphy

Certain areas. So it sounds like, you know, that $300 million could have very-- you know, once again, you've said there could be upside, but you'll see as you go through this. But that's the heavily audited, known, you know, actions, with some discounting from auditors that you think you--

David Dauch

Yes.

John Murphy

I mean, that's--

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

David Dauch

It's a weighted average number based on there are some that we got 100% credit for, some 75% credit, some 50% credit. Most of the manufacturing was at 25% because we were not able to visit their plants. So therefore, it was heavily discounted by the auditors.

Christopher May

Correct.

David Dauch

So that 300 number is a weighted average of the whole thing. Like I said, some are 100%. Some are 25%. But ultimately, the number that they signed off was that $300 million that we could publicly communicate.

John Murphy

So basically, we're looking at something, you know, that you're $250 million, free cash flow, their $200-250 in free cash flow. Call that $500 million, plus $300 million. That's $800 million. Plus some upside to that. You know, all of a sudden, we could be looking at $900 million to a billion dollars--

Christopher May

Well, you have to--

John Murphy

--in free cash flow--

Christopher May

--take off taxes and interest as well, right? So--

John Murphy

Yeah, you're (UNINTEL)--

David Dauch

But operationally--

John Murphy

Through operationally--

I mean, there's tremendous potential in the combined free cash flow. Okay.

David Dauch

(UNINTEL)

John Murphy

That's incredibly helpful. Anything on that--

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

Male Voice

I wanted maybe to just talk a little bit about the balance sheet. So in most transactions in auto parts, they're levering. This is not levering 'cause the target company had leverage. I think one and a half turns or so. So if you could just kind of shape, how do you think the balance sheet would look post transaction?

Christopher May

Yeah, our goal, and we talked a little bit about this to finance the transaction, right, is our goal is to close the transaction at leverage, neutral, to where we concluded 24. So we, as American Axle, closed the year at 2.8 times. So we'll be approximately that at close.

And then our objective going forward is then to continue to obviously generate the cash flow that we were just talking about, and then continue to strengthen the balance sheet down to 2.5 times would probably be our sole use of free cash flow from a capital allocation perspective. Once we get to 2.5 times, I think we'll have a little bit more balance in terms of our capital allocation playbook, though we'll still continue to prioritize debt paid on, even after the 2.5 times.

David Dauch

But just explain what you mean by more balance. Like, what other capital allocation efforts?

Christopher May

So more balance, I would articulate now, for example, we are predominantly focused on debt pay-down. We did some small M&A. Really, we do not have any share buybacks or any dividend payments to speak of for American Axle at the moment.

Post the transaction, with a much stronger balance sheet, more resilient business, our view is with those capabilities, once we get to 2.5 times, we can be a little bit more I would say allocated across, continue to pay down debt, but also open then that playbook to some shareholder-friendly activity, whether a buyback or a dividend at that point in time. But we'll continue to pay down that even past that as well. And strengthening the balance sheet's a top priority for the company, and will continue to be so.

John Murphy

Yeah, that's great. Okay. I mean, this is a weird question to ask right now because, I mean, (UNINTEL PHRASE). But given the potential incredibly strong free cash flow and where your equity market cap, you know, sits, I mean, I got to imagine at some point, if the market doesn't start recognizing, you know, and maybe folks like me don't start recognizing what's going on, so you could throw stones in this direction if you need to, but, you know, that you would consider, you know, an LBO, right? I mean, you know, I mean, given that kind of cash generation versus the market cap, I mean, you know, it starts to get a little wacky.

David Dauch

We're a public company today. We're going to honor that public company, but we're going to create optionality for our business, on a go-forward basis. I'll leave it at that.

John Murphy

Okay. You know, it just seems like at some point, I mean, even on a standalone basis, you know, things are getting' a little out of--

Male Voice

A little hard to raise a lotta debt right now (UNINTEL PHRASE).

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

John Murphy

No. Well, I mean, Doug's always got big pockets on that side of the fence, so it could be helpful. I don't know, if anybody's got any-- we could take one question in the audience. I don't know if there's any. Oh, we got one right over here, and I think that's probably what we're going to have time for.

Audience Member

Yeah, thanks for the presentation. It was very helpful. You guys mentioned that you guys have a tried and proven playbook for managing down pretty severe volumes. To what extent does Dowlais have that in terms of the restructuring that they're in the midst of completing? I think you said by year end, they should be done with operation restructuring.

Christopher May

Well, the restructuring will clearly make them more nimble through these type of events inside the marketplace. And if you look at some of their public disclosures, they do talk about their variable profit performance. It's highly variable, like ours, so a strong operating leverage.

And through discussions with them, you know, they've articulated their playbook in many of the same recipe in terms of what we describe, they would do as well, which gives us comfort. On a combined entity, we could apply that same playbook to the combined entity (UNINTEL)--

David Dauch

Yeah, we'll look at what they're doing, what we're doing, combine it together, have one playbook on a go-forward basis, and make sure that we can manage the business. You know, at least understand what it would take to break even, and then what would need to take place with respect to that, including, you know, facility consolidation if need be as part of that plan if the volumes, you know, stay low.

John Murphy

And if I could sneak one last one in. You think about the cost structure. The big delta between Mexico and the U.S. would be mostly labor costs. I mean, there're some utility costs and some other stuff that would be a little bit higher. Labor costs are sub-10% of op costs at the moment?

Christopher May

Total cost structure for the company?

John Murphy

Yeah.

Christopher May

If you think about our cost if it's sold, about 60% is purchase materials. Call it 8% or 9%'s DNA. The balance is sort of split between all-in labor costs, meaning labor and benefits, and then the rest of our overhead.

John Murphy

Okay. So, you know, ballpark, 10%--

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

Christopher May

Yeah, 15%.

John Murphy

15%, oh--

Christopher May

All in for the combined company. Mexico is obviously under (UNINTEL)--

David Dauch

The U.S. is one thing. Western countries are this. Mexico's something different.

John Murphy

Well, so I guess the question is, is the labor cost 2X in the U.S. versus Mexico? Is it 3X in U.S. versus Mexico?

David Dauch

It's roughly 2.5 to three times--

John Murphy

Okay. So it's--

David Dauch

On a fully loaded basis, wages and benefits. Yeah.

John Murphy

Gotcha. Okay. So, I mean, if you had to make the switch, you know, you'd be 10%, you know, ish, underwater, you know, on that, and then--

David Dauch

Well, just if you're holding prices where they need to be at or not--

John Murphy

Yeah. Yeah, yeah, exactly. Without making any changes, and then you start passing it through if you need to. That would be cheaper than a 25% tariff, right? So, I mean--

David Dauch

Correct.

John Murphy

--that's why the tariff's probably not going to--

Christopher May

And then utilities and things like that, costs are actually higher down there than in the U.S., so there's--

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

John Murphy

Then you're working with your customer--

--on pricing as well, 'cause, obviously, that's (UNINTEL)--

David Dauch

That's all that math that'll have to be done with the customer to say, "Is better just to ship and pay a tariff on the non--"

John Murphy

You'll figure out, yeah.

David Dauch

--"USMCA-compliant parts, or is it better to relocate something to be closer to--"

John Murphy

And then you have to game-plan out or game-theory out what's actually going to stick and not stick and, you know, the capital investment that goes (UNINTEL)--

David Dauch

Well, what we ultimately need-- you know, the government's kind of provided clarity to the OEMs. What we ultimately need from our customers is what are they gonna do from a long-range product plan, meaning what's their penetration of ICE, hybrid, and EV.

We then need to understand what are plant-loading plans to deal with tariffs or deal with how they want to run their business going forward. And then our whole strategy is to try to buy and build local and be in close proximity because we ship big parts. And just don't want to make the freight companies rich. We want to be-- pass that value onto ourselves or to our customers on a go-forward basis.

John Murphy

And shareholders too?

David Dauch

And shareholders, for sure. Absolutely, so.

John Murphy

All right, David and Chris, thank you so much for the time--

David Dauch

Thank you--

John Murphy

--as always. We really appreciate the support and (UNINTEL PHRASE)--

David Dauch

That was great. So thank you.

Christopher May

Thank you.

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

John Murphy

Great. Thank you--

David Dauch

Really appreciate it--

John Murphy

Thank you. Thank--

(BREAK IN MEDIA)

**END OF TRANSCRIPT**

Bank of America Conference

April 15, 2025, 1:20 P.M. Eastern

Forward-Looking Statements

In this filing, American Axle & Manufacturing Holdings, Inc. (“AAM”) makes statements concerning its and Dowlais’ expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including, but not limited to, certain statements related to the ability of AAM and Dowlais to consummate AAM’s business combination with Dowlais (the “Business Combination”) in a timely manner or at all; future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects and business; and management strategies and the expansion and growth of AAM’s and the combined company’s operations. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect AAM’s or the combined company’s future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” “target,” and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties related to AAM include factors detailed in the reports AAM files with the United States Securities and Exchange Commission (the “SEC”), including those described under “Risk Factors” in its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this communication. AAM expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its or Dowlais’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

This filing may be deemed to be solicitation material in respect of the Business Combination, including the issuance of AAM’s shares of common stock in respect of the Business Combination. In connection with the foregoing proposed issuance of AAM’s shares of common stock, AAM expects to file a proxy statement on Schedule 14A (together with any amendments and supplements thereto, the “Proxy Statement”) with the SEC. To the extent the Business Combination is effected as a scheme of arrangement under English law, the issuance of AAM’s shares of common stock in connection with the Business Combination would not be expected to require registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that AAM exercises its right to elect to implement the Business Combination by way of a takeover offer (as defined in the UK Companies Act 2006) or otherwise determines to conduct the Business Combination in a manner that is not exempt from the registration requirements of the Securities Act, AAM expects to file a registration statement with the SEC containing a prospectus with respect to the AAM’s shares that would be issued in the Business Combination. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY AAM WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AAM, THE BUSINESS COMBINATION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by AAM with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by AAM with the SEC at https://www.aam.com/investors.

Participants in the Solicitation

AAM and its directors, executive officers and certain other members of management and employees will be participants in the solicitation of proxies from AAM’s shareholders in respect of the Business Combination, including the proposed issuance of AAM’s shares of common stock in connection with the Business Combination. Information regarding AAM’s directors and executive officers is contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 16, 2024, the definitive proxy statement on Schedule 14A for AAM’s 2024 annual meeting of stockholders, which was filed with the SEC on March 21, 2024 and the Current Report on Form 8-K of AAM, which was filed with the SEC on May 2, 2024. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. To the extent holdings of AAM’s securities by its directors or executive officers change from the amounts set forth in the Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by AAM. These documents may be obtained free of charge from the SEC's website at www.sec.gov and AAM’s website at https://www.aam.com/investors.

No Offer or Solicitation

This filing is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Non-GAAP Financial Information

This filing refers to certain financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Earnings per Share, Adjusted Free Cash Flow, Net Debt, Net Leverage Ratio and Liquidity that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented to provide additional useful measurements to review AAM’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. These non-GAAP measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Quantified Financial Benefits Statement

This filing contains statements of estimated cost savings and synergies arising from the Business Combination (together, the “Quantified Financial Benefits Statements”).

Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this filing generally, should be construed as a profit forecast or interpreted to mean that the combined company’s earnings in the first full year following the date on which the Business Combination becomes effective, or in any subsequent period, would necessarily match or be greater than or be less than those of AAM or Dowlais for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this filing is the responsibility of AAM and the AAM board of directors.

A copy of the Quantified Financial Benefits Statements, the bases of belief, principal assumptions and sources of information in respect of any quantified financial benefits statement are set out in appendix 6 of the Rule 2.7 announcement made by AAM and Dowlais on January 29, 2025.

Profit Forecasts and Estimates

The statements in this filing setting out targets for Adjusted EBITDA and Adjusted free cash flow of AAM for FY25 (together, the “AAM FY25 Profit Forecast”) constitute profit forecasts of AAM for the purposes of Rule 28.1(a) of the UK Takeover Code (the “Code”). The UK Takeover Panel has granted AAM a dispensation from the requirement to include reports from reporting accountants and AAM’s financial advisers in relation to the FY25 Profit Forecast because it is an ordinary course profit forecast, and Dowlais has agreed to the dispensation.

Other than the AAM FY25 Profit Forecast, nothing in this filing (including any statement of estimated cost savings or synergies) is intended, or is to be construed, as a profit forecast or profit estimate for any period or is to be interpreted to mean that earnings or earnings per share of AAM or Dowlais for the current or future financial years will necessarily match or exceed the published earnings or earnings per share of AAM or Dowlais, as appropriate.

AAM Directors’ Confirmation

In accordance with Rule 28.1(c)(i) of the Code, the AAM board of directors confirms that, as at the date of this filing, the AAM FY25 Profit Forecast is valid and has been properly compiled on the basis of the assumptions stated in AAM’s RNS announcement on or around the date of this filing and that the basis of accounting used is consistent with AAM’s accounting policies.

Publication on Website

A recording of the conference to which this filing relates will be made available (subject to certain disclaimers) on AAM’s website (at https://www.aam.com/investors) by no later than 12 noon London time on the business day following the date of this filing. Neither the contents of this website nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this filing.